                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 7)


                                LBO CAPITAL CORP.
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)


                                   501792 11 3
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

___   Rule 13d-1(b)     ___   Rule 13d-(c)            _X_   Rule 13d-1(d)

(Degree)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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          CUSIP NO. 501792 11 3        13G         Page___2____ of ___11___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Thomas W. Itin
                        ###-##-####
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)
                        NA
                                                                             (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        US

                                5       SOLE VOTING POWER
                                                        2,622,243       common
                                                          394,830       warrants
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY                                    3,700,000       common
        OWNED BY                                        1,000,000       warrants
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                          2,622,243       common
                                                          394,830       warrants

                                8       SHARED DISPOSITIVE POWER
                                                        3,700,000       common
                                                        1,000,000       warrants


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        6,322,243       common
                                                        1,394,830       warrants

        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        57.2%


        12      TYPE OF REPORTING PERSON*

                                                        IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 1 OF 6 PAGES

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CUSIP NO. 501792 11 3              13G             Page___3____ of ___11___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Shirley B. Itin

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)
                        n/a
                                                                             (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        US

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY                                    3,700,000       common
        OWNED BY                                        1,000,000       warrants
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                        3,700,000       common
                                                        1,000,000       warrants

        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        3,700,000       common
                                                        1,000,000       warrants

        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        35.9%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 2 OF 6 PAGES

CUSIP NO. 501792 11 3              13G             Page___4____ of ___11___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        TICO
                        38-3023846
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)
                        n/a
                                                                             (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan co-partnership

                                5       SOLE VOTING POWER
                                                        3,400,000       common
                                                        1,000,000       warrants
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                          3,400,000       common
                                                        1,000,000       warrants

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        3,400,000       common
                                                        1,000,000       warrants

        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                        33.6%

        12      TYPE OF REPORTING PERSON*

                                                        PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 3 OF 6 PAGES

CUSIP NO. 501792 11 3              13G             Page___5____ of ___11___Pages

        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Acrodyne Corporation - Profit Sharing Plan
                        38-1561308
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)
                        n/a
                                                                             (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER
                                                        2,422,243       common
                                                          394,830       warrants
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                          2,422,243       common
                                                          394,830       warrants

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,422,243       common
                                                          394,830       warrants

        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        22.5%


        12      TYPE OF REPORTING PERSON*

                                                        EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 4 OF 6 PAGES

CUSIP NO. 501792 11 3              13G             Page___6____ of ___11___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        SICO
                        38-3023843
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)
                        n/a
                                                                             (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan co-partnership

                                5       SOLE VOTING POWER

                                                        300,000        common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        300,000        common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        300,000        common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        2.5%


        12      TYPE OF REPORTING PERSON*

                                                        PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 5 OF 6 PAGES

CUSIP NO. 501792 11 3              13G             Page___7____ of ___11___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        TWI International, Inc.
                        38-1852194
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)
                        n/a
                                                                             (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan corporation

                                5       SOLE VOTING POWER

                                                        200,000        common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        200,000        common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        200,000        common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        1.7%


        12      TYPE OF REPORTING PERSON*

                                                        CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 6 OF 6 PAGES

CUSIP No. 501792 11 3                                       Page 8 of 11




ITEM 1(a)   Name of Issuer:  LBO Capital Corp.

ITEM 1(b)   Address of Issuer's Principal Executive Officers:

            7001 Orchard Lake Rd., Suite 424
            West Bloomfield, MI  48332

ITEM 2(a) Name of Persons Filing:

            This Schedule 13G is being filed jointly by Thomas W. Itin,  Shirley
            B. Itin, TWI International, Inc., a Michigan corporation ("TWI"), TICO, a Michigan co-partnership ("TICO"), SICO, a Michigan co-partnership ("SICO"), and Acrodyne Corporation Profit Sharing Plan, a Michigan trust ("Acrodyne PSP"). Mr. Itin is Chairman of the Board of the Issuer and, under Rule 13d-3, may be deemed to be the beneficial owner of all of the shares reported herein due to this relationship with the record owners.

ITEM 2(b) Address Principal Business Office or, if none, Residence:

            7001 Orchard Lake Road, Suite 424
            W. Bloomfield, MI 48322

ITEM 2(c) Citizenship: Mr. and Mrs. Itin are United States citizens. TWI is a Michigan Corporation. TICO and SICO are Michigan co-partnerships. Acrodyne PSP is a Michigan trust.

ITEM 2(d)   Title of Class of Securities
            Common Stock $.0001 Par Value

ITEM 2(e)   CUSIP Number:  501792 11 3
            -------------

ITEM 3      N/A

ITEM 4      Ownership:

            a.  Amount Beneficially Owned By Mr. Itin: 7,717,073

                  Includes:(i) 200,000 shares owned by TWI. All of the outstanding capital stock of TWI is owned by Thomas W.
                  Itin: (ii) 2,622,243 shares and 394,830 warrants owned by Acrodyne PSP. Mr. Itin is trustee and sole beneficiary of this trust; (iii) 3,400,000 shares and 1,000,000 warrants granted to TICO by the Issuer. Mr. Itin is a partner in this Michigan co-partnership; and (iv) 300,000 shares owned by SICO. Mr. Itin is a partner in this Michigan co-partnership.

            a.  Amount Beneficially Owned By Mrs. Itin: 4,700,000

                              Includes:  (i)  300,000  shares  owned by SICO.
                  Mrs.  Itin is a partner  in this  Michigan  co-partnership.
                  (ii) 3,400,000 shares and 1,000,000 warrants granted to TICO by the Issuer. Mrs. Itin is a partner in this Michigan co-partnership.

                        b.    Percent of Class:

                  57.2% by Thomas W. Itin
                  35.9% by Shirley B. Itin
                  33.6% by TICO
                  22.5% by Acrodyne PSP
                   2.5% by SICO
                   1.7% by TWI


            c.  Number of shares as to which such person has:

              (i)       sole power to vote or to direct the vote:

                        Mr. Itin, through his ownership of TWI and as trustee of Acrodyne PSP, has the sole power to vote the 3,017,073 shares and warrants owned by TWI and Acrodyne PSP.

             (ii)       shared power to vote or to direct the vote:

                        As a partner of each SICO and TICO, Mr. Itin shares power to vote or to direct the vote of the total 4,700,000 shares and warrants owned by TICO and SICO.

                        As a partner of each SICO and TICO, Mrs. Itin shares power to vote or to direct the vote of the total 4,700,000 shares and warrants owned by TICO and SICO.

            (iii)       sole power to dispose or to direct the disposition:

                        Mr. Itin, through his ownership of TWI and as trustee of the Acrodyne PSP, has the sole power to dispose of or direct the disposition of the 3,017,073 shares and warrants owned by TWI and Acrodyne PSP.

             (iv)       shared   power   to   dispose   or  to   direct   the
                        disposition:

                        As a partner of each SICO and TICO, Mr. Itin shares power to dispose of or direct the disposition of the 300,000 shares owned by SICO and the 4,400,000 shares and warrants owned by TICO.

                        As a partner of each SICO and TICO, Mrs. Itin shares power to dispose of or direct the disposition of the 300,000 shares owned by SICO and the 4,400,000 shares and warrants owned by TICO.


ITEM 5      Ownership of Five Percent or Less of a Class:  N/A

ITEM 6 Ownership of More than Five percent on Behalf of Another Person:
                        N/A

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
            Company:  N/A

ITEM 8      Identification and Classification of Members of the Group:  N/A

ITEM 9      Notice of Dissolution of Group:  N/A

ITEM 10     Certification:  N/A

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: February 12, 1999      s\ Thomas W. Itin
                                    ---------------------------
                                    Thomas W. Itin

                                    ACRODYNE CORPORATION - PROFIT SHARING PLAN

      Dated: February 12, 1999      s\ Thomas W. Itin
                                    ---------------------------
                                    Thomas W. Itin, Trustee

                                    TWI INTERNATIONAL, INC.

      Dated: February 12, 1999      s\ Thomas W. Itin
                                    ---------------------------
                                    Thomas W. Itin, President

                                    SICO, A MICHIGAN CO-PARTNERSHIP

      Dated: February 12, 1999      s\ Shirley B. Itin
                                    ---------------------------
                                    Shirley B. Itin, Partner

                                    TICO, A MICHIGAN CO-PARTNERSHIP

      Dated: February 12, 1999      s\ Thomas W. Itin
                                    ---------------------------
                                    Thomas W. Itin, Partner